Filed Pursuant to Rule 433

Registration Statement No. 333-183449

Dated May 19, 2015

ILLINOIS TOOL WORKS INC.

Final Term Sheet

May 19, 2015

Issuer:	Illinois Tool Works Inc.

Format:	SEC Registered

Ranking:	Senior Unsecured Notes

Size:	€500,000,000	€500,000,000

Price to Public:	99.239%	99.303%

Maturity:	May 22, 2023	May 22, 2030

Interest Rate:	1.250%	2.125%

Yield to Maturity:	1.351%	2.180%

Spread to Benchmark Security:	+94.3 basis points	+138.8 basis points

Benchmark Security:	DBR 1.500% due May 15, 2023	DBR 4.750% due July 4, 2028

Benchmark Security Price and Yield:	108.560; 0.408%	149.140; 0.792%

Spread to Mid-Swap:	+62 basis points	+100 basis points

Mid-Swap Yield:	0.731%	1.180%

Net Proceeds to Issuer (after underwriting discount but before expenses):	€494,195,000	€494,015,000

Use of Proceeds:	General corporate purposes

Interest Payment Date:	May 22 of each year, commencing May 22, 2016	May 22 of each year, commencing May 22, 2016

Day Count Convention:	ACTUAL/ACTUAL (ICMA)

Redemption Provisions:

Prior to February 22, 2023, at any time at a discount rate of Comparable Government Bond plus 15 basis points.

On or after February 22, 2023, at any time at par.

At any time at par if certain events occur involving changes in United States taxation.

Prior to February 22, 2030, at any time at a discount rate of Comparable Government Bond plus 25 basis points.

On or after February 22, 2030, at any time at par.

At any time at par if certain events occur involving changes in United States taxation.

Trade Date:	May 19, 2015

Settlement Date:	May 22, 2015 (T+3)

Ratings*:	A2 (Moody’s); A+ (S&P)

Expected Listing:	NYSE

Denominations:	€100,000 x €1,000

ISIN; Common Code:	XS1234953575; 123495357	XS1234953906; 123495390

CUSIP:	452308 AV1	452308 AW9

Governing Law:	Illinois

Joint Book-Running Managers:	Citigroup Global Markets Limited J.P. Morgan Securities plc Merrill Lynch International HSBC Securities (USA) Inc. Mizuho International plc	Citigroup Global Markets Limited J.P. Morgan Securities plc Merrill Lynch International Goldman, Sachs & Co. Wells Fargo Securities International Limited

Co-Managers:

Banca IMI S.p.A.

Barclays Bank PLC

Commerzbank

Aktiengesellschaft

Danske Bank A/S

Goldman, Sachs & Co.

ING Financial Markets LLC

SG Americas Securities, LLC

Bank of Montreal, London

Branch

Loop Capital Markets LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities

International Limited

Banca IMI S.p.A.

Barclays Bank PLC

Commerzbank

Aktiengesellschaft

Danske Bank A/S

HSBC Securities (USA) Inc.

ING Financial Markets LLC

Mizuho International plc

SG Americas Securities, LLC

Bank of Montreal, London

Branch

Loop Capital Markets LLC

U.S. Bancorp Investments, Inc.

The issuer has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the U.S. Securities and Exchange Commission (the “Commission”) for the offering to which this term sheet relates. This offering will be made only by means of a prospectus and preliminary prospectus supplement. The information in this term sheet supersedes the information contained in the prospectus and preliminary prospectus supplement to the extent that it is inconsistent therewith. Terms used but not defined herein have the meaning ascribed to them in the prospectus and preliminary prospectus supplement.

Before you invest, you should read the prospectus and preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus and preliminary prospectus supplement may be obtained by contacting Citigroup Global Markets Limited by telephone toll-free at +1-800-831-9146; J.P. Morgan Securities plc by telephone collect at +44-207-134-2468; or Merrill Lynch International by telephone at +44 (0) 20 7995 3966.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.